Exhibit 23-2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 27, 2007, except as to the Summary of Significant Accounting Policies - Asset Impairments described in Note 2(H) and the Segment Information described in Note 16 which are as of September 14, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the Current Report on Form 8-K of FirstEnergy Corp. dated September 14, 2007.

PricewaterhouseCoopers LLP
Cleveland, Ohio
September 19, 2007